Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-276916

Ford Motor Credit Company LLC

Final Term Sheet

5.918% Notes due 2028

Floating Rate Notes due 2028

6.532% Notes due 2032

5.918% Notes due 2028

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 18, 2025

Settlement Date:	March 20, 2025 (T+2)

Stated Maturity:	March 20, 2028

Principal Amount:	$1,000,000,000

Interest Rate:	5.918%

Benchmark Treasury:	3.875% due March 15, 2028

Benchmark Treasury Yield and Price:	4.018%; 99-19 ¼

Spread to Benchmark Treasury:	+190 basis points

Yield to Maturity:	5.918%

Price to Public:	100.000% of principal amount plus accrued interest from March 20, 2025

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$997,500,000 (99.750%)

Interest Payment Dates:	Semi-annually on each March 20 and September 20, beginning September 20, 2025
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to February 20, 2028 (one month prior to maturity date) (the “Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after February 20, 2028 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Banco Bradesco BBI S.A.

Commerz Markets LLC

NatWest Markets Securities Inc.

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Santander US Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Telsey Advisory Group LLC

CUSIP/ISIN:	345397 G72 / US345397G727

Floating Rate Notes due 2028

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 18, 2025

Settlement Date:	March 20, 2025 (T+2)

Stated Maturity:	March 20, 2028

Principal Amount:	$350,000,000

Price to Public:	100.000% of principal amount plus accrued interest from March 20, 2025

Interest Rate Basis:	Compounded SOFR

Spread:	+203 basis points

Interest Rate Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate (Compounded SOFR plus the Spread) for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

Interest Reset Dates:	Quarterly on March 20, June 20, September 20, and December 20 of each year, commencing June 20, 2025

Interest Payment Dates:	Quarterly March 20, June 20, September 20, and December 20 of each year, commencing June 20, 2025

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$349,125,000 (99.750%)

Redemption Provision:	None.
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Banco Bradesco BBI S.A.

Commerz Markets LLC

NatWest Markets Securities Inc.

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Santander US Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Telsey Advisory Group LLC

CUSIP/ISIN:	345397 G80 / US345397G800

6.532% Notes due 2032

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 18, 2025

Settlement Date:	March 20, 2025 (T+2)

Stated Maturity:	March 19, 2032

Principal Amount:	$750,000,000

Interest Rate:	6.532%

Benchmark Treasury:	4.125% due February 29, 2032

Benchmark Treasury Yield and Price:	4.182%; 99-21

Spread to Benchmark Treasury:	+235 basis points

Yield to Maturity:	6.532%

Price to Public:	100.000% of principal amount plus accrued interest from March 20, 2025

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$747,000,000 (99.600%)

Interest Payment Dates:	Semi-annually on each March 19 and September 19, beginning September 19, 2025
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to January 19, 2032 (two months prior to maturity date) (the “Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after January 19, 2032 (two months prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Banco Bradesco BBI S.A.

Commerz Markets LLC

NatWest Markets Securities Inc.

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Loop Capital Markets LLC

Santander US Capital Markets LLC

Mischler Financial Group, Inc.

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Telsey Advisory Group LLC

CUSIP/ISIN:	345397 G98 / US345397G982

It is expected that delivery of the Notes will be made against payment therefor on or about March 20, 2025, which will be the second business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+2”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the issue date will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Lloyds Securities Inc. at 1 (212) 930-5039, Morgan Stanley & Co. LLC at 1 (866) 718-1649, RBC Capital Markets, LLC at 1 (866) 375-6829, SMBC Nikko Securities America, Inc. at 1 (212) 224-5135, or Wells Fargo Securities, LLC at 1 (800) 645-3751.